Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement No. 333-140349 on Form S-8 and Registration Statement No. 333-162511 on Form S-3, of our reports dated March 9, 2010, relating to the consolidated financial statements and financial statement schedule of Altra Holdings, Inc., and the effectiveness of the Altra Holdings, Inc’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Altra Holdings, Inc. for the year ended December 31, 2009.
/s/ Deloitte & Touche LLP
Boston, Massachusetts
March 9, 2010